UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2013
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THE HAIN CELESTIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

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Delaware	0-22818	22-3240619
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Marcus Avenue, Lake Success, NY 11042
(Address of principal executive offices)

Registrant’s telephone number, including area code: (516) 587-5000

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2013, The Hain Celestial Group, Inc. (the “Company” or “Hain Celestial”) announced the appointment of Stephen J. Smith as Executive Vice President and Chief Financial Officer, effective September 3, 2013.
Mr. Smith, who is 53 years old, brings more than 30 years of financial leadership to the Company, having most recently been Executive Vice President and Chief Financial Officer of Elizabeth Arden, Inc. (a global prestige beauty products company) since 2001, where he served as an accomplished executive with extensive global financial, operational and business management experience. Prior to joining Elizabeth Arden, he was a Partner at PricewaterhouseCoopers LLP and its predecessor, Coopers & Lybrand LLP, where his clients included a number of consumer products companies.
There is no arrangement or understanding between Mr. Smith and any other person pursuant to which he was selected as an officer of Hain Celestial and there are no family relationships between Mr. Smith and any of the Company's directors or executive officers. There are no transactions to which Hain Celestial is a party and in which Mr. Smith has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.
In connection with his appointment, Mr. Smith and Hain Celestial entered into an Offer Letter which was approved by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company. The Offer Letter provides that Mr. Smith will become Executive Vice President and Chief Financial Officer of the Company, with an annual base salary of $495,000. The Offer Letter also provides that Mr. Smith will be eligible for the following additional compensation (these items remaining subject to the terms and conditions of the applicable plans and at the discretion of and subject to approval by the Compensation Committee):

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Participation in the Company' annual cash incentive program with a target award of 100% of base salary. This award will be pro-rated for the actual period of participation during the performance period.

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Participation in the Company's Long Term Incentive Program with a target award of 110% of base salary. This award will be pro-rated for the actual period of participation during the performance period.

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A special one-time grant of restricted stock with an award date grant value of $400,000. The restricted stock will vest in three equal amounts on the first, second and third anniversary of the grant date.

The Offer Letter further provides that if the Company terminates Mr. Smith's employment without Cause (as defined in the Offer Letter), he will receive his base salary in effect at the time of termination for 12 months and the Company will continue to provide health insurance benefits for Mr. Smith and his dependents for 12 months. These two benefits will cease earlier if Mr. Smith begins employment with a new employer where he receives substantially comparable benefits.
In the event Mr. Smith's employment is terminated in connection with a Change in Control (as defined in the Change in Control Agreement described below) of the Company he will receive two times his annual base salary in effect at the time of the Change in Control, and two times the average of the annual cash incentive awards paid or payable to him in the three fiscal years immediately preceding the fiscal year in which the Change in Control occurs. This arrangement will be in accordance with and subject to the terms and conditions of the Company's Change in Control Agreement filed with the Securities and Exchange Commission on February 9, 2010.
The above summary of the Offer Letter is not complete and is qualified in its entirety by reference to the Offer Letter, a copy of which is filed as Exhibit 10.1 and incorporated by reference.
Mr. Smith will replace Ira J. Lamel, who will retire on August 31, 2013. Hain Celestial previously announced the planned retirement of Mr. Lamel on September 5, 2012. The Company expects to continue working with Mr. Lamel as Special Advisor to the Chief Executive Officer on various business development opportunities.

Item 9.01    Financial Statements and Exhibits

On August 21, 2013, the Company issued a press release regarding the appointment of Mr. Smith and the retirement of Mr. Lamel. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.
(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Offer Letter between Stephen J. Smith and The Hain Celestial Group, Inc.
99.1	Press Release dated August 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2013

THE HAIN CELESTIAL GROUP, INC. (Registrant)

By:	/s/ Denise M. Faltischek
Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Offer Letter between Stephen J. Smith and The Hain Celestial Group, Inc.
99.1*	Press Release dated August 21, 2013.

* Filed herewith